Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated May 24, 2010, with respect to the consolidated financial statements of i2 Technologies, Inc. for the three years in the period ended December 31, 2009, included in the JDA Software Group, Inc. Current Report on Form 8-K dated June 8, 2010, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts”.
/s/ GRANT THORNTON LLP
Dallas, Texas
July 30, 2010